UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON
,
D
.
C
.

20549

FORM
8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
August 6, 2021
Date of Report (Date of Earliest Event Reported)

LIFE STORAGE, INC.
LIFE STORAGE LP
(Exact Name of Registrant as Specified in Its Charter)

Maryland	1-13820	16-1194043
(Life Storage, Inc.)

Delaware	0-24071	16-1481551
(Life Storage LP) (State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
6467 Main Street
Williamsville, New York 14221
(Address of Principal Executive Offices)
(716)
633-1850
(Registrants’ Telephone Number, Including Area Code)

Check the appropriate box below if the Form
8-K
filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (
see
General Instruction A.2. below):

☐	Written Communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Life Storage, Inc.:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value	LSI	New York Stock Exchange
Life Storage LP:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or
Rule 12b-2 of
the Securities Exchange Act of
1934 (§240.12b-2 of
this chapter).
Life Storage, Inc.:
Emerging growth company  ☐
Life Storage LP:
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
Life Storage, Inc.  ☐
Life Storage LP  ☐

Item 8.01.	Other Events.
On August 6, 2021, Life Storage LP (the “Operating Partnership”), the operating partnership of Life Storage, Inc. (the “Parent Company”), entered into contribution and purchase agreements with certain third parties (the “Contributors”) to acquire 22 self-storage facilities (the “Properties”). The Properties are located in Alabama (7), Colorado (1), Florida (2), Georgia (4), Kentucky (1), Ohio (1), Oklahoma (2), South Carolina (2) and Texas (2) and include approximately 1.267 million square feet of net rentable space. Certain of the Properties will be contributed to the Operating Partnership subject to third party mortgage indebtedness, which will be paid off (“Debt Payoff”) immediately following the contribution of the Properties on the closing date. The aggregate consideration for the Properties is approximately $228.0 million. Approximately $86.5 million of the aggregate consideration will be paid in cash to be applied to the Debt Payoff. The remaining aggregate consideration of approximately $141.5 million will, at the option of the Contributors, be paid (A) in cash, (B) by the issuance of common units of the Operating Partnership (“Common Units”) and/or (C) by the issuance of newly designated Series A Preferred Units of the Operating Partnership (the “Series A Preferred Units”), provided that the aggregate consideration shall be comprised of no more than $110 million of Series A Preferred Units. The value of each Common Unit, if applicable, to be issued to the Contributors shall be equal to the average closing price as reported on the New York Stock Exchange of the Parent Company’s common stock over the 30 consecutive trading days ending 2 trading days before the closing. Each Series A Preferred Unit, if applicable, to be issued to the Contributors has a stated/liquidation value of $25.00.
The terms of the Series A Preferred Units will be governed by the Amended and Restated Agreement of Limited Partnership of the Operating Partnership dated as of June 4, 2021 and the Certificate of Designation of 4.5% Series A Preferred Limited Partnership Units (the “Certificate of Designation”), which Certificate of Designation the Operating Partnership will adopt and approve upon the closing of the transaction. The Series A Preferred Units will rank senior to all other partnership interests with respect to distributions and liquidation. The Series A Preferred Units will have a fixed priority return of 4.5% and a stated/liquidation value of $25.00 per Series A Preferred Unit.
The Series A Preferred Units will be convertible at the option of the holders after the earlier of (i) the first anniversary of the date of issuance, (ii) the date of death of an initial holder who is a natural person or (iii) the sale, lease or conveyance of all or substantially all of the assets of the Operating Partnership, into Common Units. Upon any conversion, each Series A Preferred Unit being converted shall be convertible into a number of Common Units equal to the quotient of (i) the stated value of the Series A Preferred Units being converted plus any accrued and unpaid distributions, divided by (ii) the average closing price of Parent Company’s common stock over the ninety (90) consecutive trading days ending the trading day preceding the date of conversion.
The Series A Preferred Units will be redeemable at the option of the holders after the earlier of (i) the first anniversary of the date of issuance or (ii) the date of death of an initial holder who is a natural person. The Operating Partnership will have the right to redeem the Series A Preferred Units after the tenth anniversary of the date of issuance. The redemption price will be equal to the stated value of a Series A Preferred Unit plus any accrued and unpaid distributions and shall be paid in cash.

The Common Units will be redeemable at the option of the holders after a period of one year following the closing for cash or, at the option of the Parent Company, an equivalent number of shares of its common stock.
The Series A Preferred Units and Common Units will be issued in private placements in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
The closing of the acquisition transaction is subject to the satisfaction of various customary closing conditions and the Operating Partnership expects to close the transaction in August, 2021; however, there can be no assurances that these conditions will be satisfied or that the acquisition will close on the terms described herein, or at all.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrants have duly caused this Report to be signed on their behalf by the undersigned, thereunto duly authorized.

LIFE STORAGE, INC.

Date: August 10, 2021	By	/s/Andrew J. Gregoire
Name: Andrew J. Gregoire
Title: Chief Financial Officer

LIFE STORAGE LP

Date: August 10, 2021	By: LIFE STORAGE HOLDINGS, INC., as General Partner

	By	/s/Andrew J. Gregoire
Name: Andrew J. Gregoire
Title: Chief Financial Officer